Exhibit 10.31

SEPARATION EMPLOYMENT

THIS SEPARATION AGREEMENT (“Agreement”) is entered into on this 29th day of November 2012 between Waste Management, Inc. (the “Company”) and Duane C. Woods (the “Executive”).

This Agreement is binding upon, and extends to, the parties and their past and present officers, directors, employees, shareholders, parent corporations, subsidiaries, affiliates, partners, agents, representatives, heirs, executors, assigns, administrators, successors, predecessors, family members, d/b/a’s, assumed names, and insurers, whether specifically mentioned hereafter or not. A reference to a party in this Agreement necessarily includes those persons and/or entities described in the foregoing sentence.

PREAMBLE

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated October 20, 2004, as amended (the “Employment Agreement”);

WHEREAS, pursuant to such Employment Agreement, Executive has been continuously employed;

WHEREAS, Executive has elected to participate in the Company’s Voluntary Early retirement program (VERP) and his resignation is effective November 30, 2012;

WHEREAS, the Parties agree that upon his separation and execution of a waiver and release of claims, Executive will receive certain benefits described in Section 6(e) of his Employment Agreement and the VERP;

WHEREAS, the Company and Executive now jointly desire to enter into this Agreement to supplement the continuing provisions of said Employment Agreement as set forth below; and

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Termination of Employment. The employment of Executive will terminate on November 30, 2012 (“Employment Termination Date”). The parties agree that Executive is entitled to the certain compensation and benefits set forth in Section 6(e) (i) and (ii) of the Employment Agreement without his execution of a release, as more specifically detailed in Exhibit A to this Agreement. It is expressly agreed to and acknowledged by the parties that Executive is entitled to the compensation and benefits set forth in Exhibit A whether or not he executes this Agreement.

2. Payment of Additional Consideration. In consideration of the premises and promises herein contained, and subject to Executive executing and not revoking this Agreement, it is agreed that the Company will provide Executive those certain benefits specifically detailed in Exhibit B to this Agreement. The benefits set forth in Exhibit B include those that Executive will receive under Section 6(e) (iii) (iv) and (v) of the Employment Agreement and an additional separation bonus pursuant to the terms of the VERP. It is expressly agreed to and acknowledged by the parties that Executive is not entitled to the benefits set forth in Exhibit B until such time as he executes and does not revoke this Agreement. The Company shall withhold, or cause to be withheld, from said payments all amounts required to be withheld pursuant to federal, state or local tax laws.

The consideration set forth in this Paragraph 2 is in full, final and complete settlement of any and all claims which Executive could make in any complaint, charge, or civil action, whether for actual, nominal, compensatory, or punitive damages (including attorneys’ fees). Executive acknowledges that such consideration is being made as consideration for the releases set forth in Paragraphs 3 and 4. Executive further acknowledges that the consideration set forth in this Paragraph 2 are separate and distinct of and from each other, and that either payment is independent valuable consideration for the release and waiver set forth in Paragraphs 3 and 4.

3. General Release. In exchange for the first payment made to Executive pursuant to Paragraph 2, Executive releases and discharges the Company, its past and present parent, subsidiary and affiliated companies, agents, directors, officers, employees, and representatives, and all persons acting by, through, under or in concert with the Company (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which Executive ever had, or now has, against the Released Parties to the date of this Agreement. The claims Executive releases include, but are not limited to, claims that the Released Parties:

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discriminated against Executive on the basis of his race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right Executive may have under the Age Discrimination in Employment Act (“ADEA”), or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

•	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

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violated any other federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Older Workers Benefits Protection Act; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

•	violated its personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties; or

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violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family, and/or promissory estoppel; or

•

is in any way obligated for any reason to pay your damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest.

Executive is not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, or (b) any claim or right which by law cannot be waived. Executive waives, however, the right to recover money if any federal, state or local government agency pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong that arises out of or relates to Executive’s employment or termination of employment.

For the purpose of giving a full and complete release, Executive covenants and agrees that he has no pending claims or charges against the Release Parties, and if he does so have, Executive agrees to promptly file all appropriate papers requesting withdrawal and dismissal of such claims and for charges. Executive understands and agrees that this Agreement includes all claims that Executive may have and that Executive does not now know or suspect to exist in Executive’s favor against the Released Parties, and that this Agreement extinguishes those claims.

Nothing in this Agreement shall affect the U.S. Equal Employment Opportunity Commission’s (“EEOC”) rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, or any other applicable law. Further, nothing in this Agreement shall be construed as a basis for interfering with Executive’s protected right to challenge the waiver of an ADEA claim under the Older Workers Benefit Protection Act, or to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on Executive’s behalf, Executive specifically waives and releases his right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation, nor will he seek reinstatement to his former position with the Company. Nothing in this Agreement shall be construed to waive a claim or right that cannot be lawfully waived through private agreement.

Executive is not being asked to release any claims or rights under ADEA that may arise after Executive executes this Agreement. However, any claims surrounding the Executive’s separation from the Company are specifically released and waived under the terms of this Agreement.

4. Covenant Not to Sue. Executive agrees not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of Executive’s employment or termination of employment. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release and waiver of claims in Paragraphs 3 and 4. However, nothing in this Agreement or this Covenant Not to Sue shall prevent Executive from bringing an action to enforce the terms of this Agreement or an action challenging the validity of this Agreement. If Executive breaches this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Executive understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this paragraph, and (ii) Executive will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Agreement. If the Company breaches any of the terms of this Agreement, the Company understands that (i) Executive shall be entitled to apply for and receive an injunction to enforce or restrain any breach of this Agreement and (ii) if Executive prevails in any action to enforce the terms of this Agreement, the Company shall be required to pay Executive or, if he is not living, Executive’s Spouse and dependents’, legal costs and expenses, including reasonable attorney’s fees, associated with such action.

5. Application to all Forms of Relief. This Agreement applies to any relief no matter how called, including without limitation, wages, back pay, front pay, reinstatement, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

6. No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Agreement is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Released Party with any governmental agency, court or tribunal.

7. Acknowledgments. Executive has fully reviewed the terms of this Agreement, acknowledges that he understands its terms, and states that he is entering into this Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment with Waste Management or the termination of his employment.

Executive acknowledges that he has had at least forty-five (45) days to consider this General Release Agreement thoroughly, and Executive understands that he has the right to consult with an attorney, before he signs below and is advised to do so.

If Executive signs and returns this General Release Agreement before the end of the 45-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not — through fraud, misrepresentation, a threat to withdraw or alter the offer before the 45-day period expires, or by providing different terms to other employees who sign the release before such time period expires — improperly encourage Executive to sign.

Executive understands that he may revoke this General Release Agreement within seven (7) days after he signs it. Executive’s revocation must be in writing and submitted within the seven (7) day period to Mark Schwartz, via hand delivery or via electronic delivery at: MarkSchwartz@wm.com. If Executive does not revoke this General Release Agreement within the seven (7) day period, it becomes irrevocable. Executive further understands that if he revokes this General Release Agreement, he will not be eligible to receive the benefits described in Exhibit B. All benefits described in Exhibit B will be processed as soon as administratively possible after the end of this seven (7) day period.

Executive also acknowledges that before signing this Agreement, Executive received certain information about eligibility for the benefits available under this Agreement and the persons affected by this employment termination program, including the job titles and ages of both the persons selected and not selected to receive the benefits available under this Agreement. This information is attached to this Agreement as Exhibit C.

8. Settlement and Acquisition of Goodwill. Executive waives and releases any and all claims that the restrictive covenants contained in Paragraph 10 of the Employment Agreement (the “Employment Agreement Restrictive Covenants”) are not enforceable or are against public policy. Executive covenants not to file a lawsuit or arbitration proceeding, pursue declaratory relief, or otherwise take any legal action to challenge the enforceability of the Employment Agreement Restrictive Covenants. The parties agree that the payments and benefits referred to in Exhibit B are, in part, consideration of the settlement of all disputes regarding the enforceability and application of goodwill, trade secrets, and confidential information developed by Executive in the course of his employment with the Company. To help preserve the value of the goodwill, trade secrets, and confidential information acquired herewith, it is agreed that Executive will comply with the Employment Agreement Restrictive Covenants (incorporated herein by reference) for the periods of time set forth therein. It is specifically agreed that the two-year Restricted Term set forth in Paragraph 10 of the Employment Agreement and the restriction provided for therein shall commence upon Executive’s termination of employment with the Company.

9. Assistance and Cooperation. Executive agrees that he will cooperate fully with the Company and its counsel, upon their request, with respect to any proceeding (including any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates to matters with which Executive was involved while he was an employee of the Company or with which he has knowledge. Executive agrees to render such cooperation in a timely fashion and to provide Company personnel and the company’s counsel with the full benefit of his knowledge with respect to any such matter. The Company shall reimburse Executive for actual and reasonable costs and expenses, including reasonable attorney’s fees, related to his assistance in such matters. Executive will remain an elected officer of the Company until the Employment Termination Date. Accordingly, Executive will be entitled to benefit of the indemnity and expense reimbursement provisions in Article Eighth of the Company’s Third Amended and Restated Certification of Incorporation and Article X of the Company’s Bylaws, all subject to the provisions thereof and to applicable Delaware law.

10. Choice of Laws. This Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

11. Severability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

12. Complete Agreement. The parties hereto agree that the October 20, 2004 Employment Agreement (including any other amendments thereto) as modified by this Separation Agreement, contains the full and final expression of their agreements with respect to the matters contained therein, and acknowledge that no other promises have been made to or by any of the parties that are not set forth in these Agreements.

The parties agree that neither the offer of, nor the execution of, this Agreement will be construed as an admission of wrongdoing by anyone. Instead, this Agreement is to be construed solely as a reflection of the parties’ desire to facilitate a peaceful separation of employment and to make sure there are no unresolved issued between them.

IN WITNESS WHEREOF, this Agreement is EXECUTED and EFFECTIVE as of the day set forth above.

DUANE C. WOODS (“Executive”)	WASTE MANAGEMENT, INC. (The “Company”)

	By:	/s/ Mark Schwartz

/s/ Duane C. Woods
Duane C. Woods
	Its:	Senior Vice President, Human Resources

EXHIBIT A

The employment of Executive is terminated, effective November 30, 2012 (the “Employment Termination Date”). Executive is therefore, entitled to the payments and benefits listed below and detailed in under Section 6(e) (i) and (ii) of the Employment Agreement whether or not he signs this Agreement.

a)	Base salary and benefits up to and including the Employment Termination Date;

b)	Reimbursement for all expenses incurred on behalf of the Company up to the Employment Termination Date and paid in accordance with Company policy; and

c)	Payment for vacation days accrued but unused in 2012.

All applicable withholdings will be deducted from payments described herein.

Executive is entitled to the benefits described above in this Exhibit A whether or not he executes this Separation Agreement.

EXHIBIT B

The employment of Executive is terminated, effective November 30, 2012 (the “Employment Termination Date”) under the terms of the Company’s Voluntary Early Retirement Program (VERP). In consideration of the premises and promises herein contained, it is agreed that, Executive is entitled to the compensation and benefits set forth in Section 6(e) (iii) (iv) and (v) of the Employment Agreement and provided by the VERP only after he executes and doesn’t revoke this Separation Agreement.

The payments and benefits to be provided are as follows:

a)	A payment under the Company’s 2012 Annual Incentive Plan (AIP) on the same basis and to the same extent payments are made, if any, to similar senior executives of the Company. Executive will receive 100% of any such calculated payment on or about March 15, 2013.

b)	A severance payment in the gross amount of One Million Nine Hundred Seventy-Nine Thousand Nine Hundred Eighty-Three Dollars and Fifty Six Cents ($1,979,983.56), approximately equal to two times the sum of Executive’s base salary ($565,709.59) and Target Bonus ($424,282.19). This severance amount will be paid as follows: Nine Hundred Eighty-Nine Thousand Nine Hundred Ninety-One Dollars and Seventy-Eight Cents ($989,991.78) shall be paid no later than 10 days after Executive executes and does not revoke this Agreement; and the remaining Nine Hundred Eighty-Nine Thousand Nine Hundred Ninety-One Dollars and Seventy-Eight Cents ($989,991.78) will be paid out at the same time and in the same manner as if Executive had remained employed for the two year period following Executive’s Employment Termination Date.

c)	Twenty-four months of continued group health and/or dental insurance coverage that Executive participated of his Employment Termination Date. Executive must timely elect COBRA coverage and the Company will provide COBRA coverage at its own expense for 18 months or until Executive’s death or eligibility for coverage by a subsequent employer. Thereafter, Executive will have no additional COBRA coverage, but if Executive has not obtained coverage from a subsequent employer, the Company will provide up to six months additional medical and dental coverage.

d)	A lump sum in the amount of One Hundred Five Thousand Eight Hundred Twenty Three Dollars and Fifty Eight Cents ($105,823.58) shall be paid no later than 10 days after Executive executes and does not revoke this Agreement.

e)	A lump sum separation bonus in the amount of One Hundred Ninety Five Thousand One Hundred Sixty Nine Dollars and Eighty One Cents ($195,169.81) payable on or about March 13, 2013.

(f)	As described in the VERP, Executive’s termination of employment will be treated as a voluntary resignation under each of his outstanding equity award agreements, with Executive’s combination of age and service being sufficient to qualify for Retirement treatment (as defined in each such option award agreement). Moreover, the Performance Share Unit Award and the Restricted Share Unit Award granted to you on March 9, 2012, will continue to vest through December 31, 2012 and March 9, 2013, respectively.

All Applicable withholdings will be deducted from all payments described herein.

EXHIBIT C

Executive’s employment as the Senior Vice President, Western Group is being terminated effective November 30, 2012. As a result, Executive is being offered certain consideration as described in Executive’s Employment Agreement, plus an additional separation bonus, in exchange for executing and not revoking the general release contained in this Agreement.

Below is a chart showing similar positions, annotated by age and whether they are separating and will be offered consideration in exchange for a release (“Selected”) or there are no current plans to separate to their employment (“Not Selected”). The chart was prepared as of November 27, 2012.

This data is subject to change, and may be affected by future employment decisions. If you have any questions about this information, contact Mark Schwartz at (713) 265-1608.

Job Title	Age	Selected	Not Selected
SVP, Eastern Group	50		X
SVP, Midwestern Group	58		X
SVP, Southern Group	58	X
SVP, Western Group	61	X